Exhibit 23.3

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated May 20, 2004 with respect to the consolidated financial statements of Macquarie Americas Parking Corporation and our report dated May 20, 2004 with respect to the consolidated statements of operations and cash flows of Off-Airport Parking Operations of PCA Parking Company of America, LLC each included in the Registration Statement (Form S-1 No. 333-116244) and related Prospectus of Macquarie Infrastructure Assets Trust and Macquarie Infrastructure Assets LLC for the registration of shares representing beneficial interests in Macquarie Infrastructure Assets Trust and LLC interests of Macquarie Infrastructure Assets LLC.

/s/ ERNST & YOUNG LLP

Los Angeles, California

August 18, 2004